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Exhibit 10.30

AMENDMENT TO SEVERANCE AGREEMENT

        THIS AMENDMENT TO SEVERANCE AGREEMENT ("Amendment") is made by and between Forest Oil Corporation, a New York corporation (the "Company"), and                                    ("Executive").

        WHEREAS, the Company and Executive have heretofore entered into that certain Severance Agreement dated                        ,         (the "Severance Agreement"); and

        WHEREAS, the Company and Executive desire to amend the Severance Agreement in certain respects;

        NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree that the Severance Agreement shall be amended as hereafter provided:

        1.     Paragraph 4(a) of the Severance Agreement shall be deleted and the following shall be substituted therefor:

          "(a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount. Subject to the provisions of Paragraph 7(i) hereof, such payment shall be made on one of the dates provided below (as evidenced by the initials of Executive and an authorized representative of the Company):

    (i)
    On January 15 of the first calendar year following the calendar year in which Executive's Involuntary Termination occurs (Initials:     (Executive)    (authorized representative of the Company)); or

    (ii)
    On January 15 of the second calendar year following the calendar year in which Executive's Involuntary Termination occurs (Initials:     (Executive)    (authorized representative of the Company)); or

    (iii)
    On January 15 of the third calendar year following the calendar year in which Executive's Involuntary Termination occurs (Initials:     (Executive)    (authorized representative of the Company)); or

    (iv)
    On January 15 of the fourth calendar year following the calendar year in which Executive's Involuntary Termination occurs (Initials:     (Executive)    (authorized representative of the Company)); or

    (v)
    On January 15 of the fifth calendar year following the calendar year in which Executive's Involuntary Termination occurs (Initials:     (Executive)    (authorized representative of the Company)).

    If the payment described in the first sentence of this Paragraph 4(a) will occur after the Interest Commencement Date (as defined below), then such payment shall, subject to Paragraph 5, accrue interest (compounded annually on January 15 of each year) from the Interest Commencement Date to the actual date of payment at the Interest Credit Rate (as defined below and subject to periodic adjustment as provided below) and such interest shall be paid in a lump sum on the actual date of payment of the Severance Amount. Further, if the payment described in the first sentence of this Paragraph 4(a) will occur after the date that is six months after the date of Executive's Involuntary Termination, then the Company shall, on or as soon as practicable after the date of Executive's Involuntary Termination, contribute cash in an amount equal to the Severance Amount plus the interest described in the preceding sentence to an irrevocable grantor ("rabbi") trust of which Executive is the sole beneficiary and the trustee of which is a nationally-recognized and solvent bank or trust company that is not affiliated with the Company (subject to the claims of the Company's creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to Executive prior to distribution from the trust), pursuant to which such payment plus applicable interest shall be payable from the trust at the time provided herein, provided that (x) the Company shall remain liable to Executive for any deficiency in the payments from the trust and (y) in no event shall cash be transferred to the trust during any period in which such transfer would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code. As used herein, (A) the term "Interest Commencement Date" shall mean the fifth day after the effective date of the release described in Paragraph 7(i) hereof and (B) the term "Interest Credit Rate" shall mean the sum of 3% plus the "prime rate" of interest as reported in The Wall Street Journal as of the date of determination of the Interest Credit Rate as provided in the following sentence. The Interest Credit Rate shall initially be determined as of the Interest Commencement Date (or the first business day following such date if such date is not a business day) and shall be re-determined and adjusted as of each January 15 (or the first business day following such date if such date is not a business day) that occurs after the Interest Commencement Date and prior to the actual date of payment of the Severance Amount."

        2.     The following shall be added to the end of Paragraph 7(i)(2) of the Severance Agreement:

    "Notwithstanding the preceding provisions of this Paragraph 7(i)(2), if Executive is entitled to a payment that would otherwise accrue interest at the Interest Credit Rate pursuant to Paragraph 4(a) but for the application of the preceding provisions of this Paragraph 7(i)(2), then (i) any interest that is to accrue with respect to such payment (whether pursuant to Paragraph 4(a) or this Paragraph 7(i)(2), but subject to Paragraph 5) shall be based on the Interest Credit Rate and (ii) for any period during which interest is provided with respect to such payment under both Paragraph 4(a) and this Paragraph 7(i)(2), interest shall accrue during such period under only one of such paragraphs."

        3.     This Amendment shall be effective as of December 31, 2008; provided, however, that this Amendment shall be void and of no effect if Executive's employment shall be subject to an "Involuntary Termination" (as such term is defined in the Severance Agreement) on or before such date. As amended hereby, the Severance Agreement is specifically ratified and reaffirmed.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the    day of December, 2008, effective as herein provided.

FOREST OIL CORPORATION
By:	Name:
Title:
EXECUTIVE

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  Exhibit 10.30
AMENDMENT TO SEVERANCE AGREEMENT